RCI Announces $15.7 Million Debt Modification to Free Up More Cash to Buy Back Shares
HOUSTON, October 26, 2023 — RCI Hospitality Holdings, Inc. (Nasdaq: RICK) announced the modification of $15.7 million in debt due October 2024, extending maturities of the notes to free up more cash to buy back shares. This was the next large piece of debt set to mature for the company.
The amended promissory notes will continue to be unsecured at 12% interest, with $9.1 million due October 1, 2026, interest-only payable monthly, and $6.6 million due November 1, 2027, with monthly payments of interest and principal based on a 10-year amortization.
Eric Langan, President & CEO of RCI, said, “Using cash to buy back shares, considering their attractive free cash flow yield, continues to be highly favorable versus the after-tax interest rate on the debt.”
About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) (X: @RCIHHinc)
With more than 60 locations, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult nightclubs and sports bars/restaurants. See all our brands at www.rcihospitality.com.
Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult entertainment or restaurant business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company's businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact of the COVID-19 pandemic, and (vii) numerous other factors such as laws governing the operation of adult entertainment or restaurant businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2022, as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com